Exhibit 99.2

Contacts:	Meagan Busath Manager, Public Relations 650-385-5345 mailto:mbusath@informatica.com	Stephanie Moser Director, Investor Relations 650-385-5261 smoser@informatica.com

INFORMATICA ANNOUNCES FACILITIES RESTRUCTURING

REDWOOD CITY, Calif., October 8, 2004 — Informatica Corporation (NASDAQ: INFA), a leading provider of data integration software, today announced a facilities restructuring that includes a move of headquarters-based personnel to a nearby campus.

     The company anticipates the total facilities restructuring charge to be approximately $110 million to $115 million. This charge is comprised of approximately $90 million to $93 million in facilities exit charges and approximately $20 million to $22 million of impairment of tenant improvements and other abandoned assets. The full amount of this charge is expected to be incurred upon completion of the move, which is currently targeted to be completed by December 31, 2004. The move will be to another campus in Redwood City, Calif.

     “Relocating our headquarters will allow us to take advantage of more favorable lease terms,” said Sohaib Abbasi, president and chief executive officer of Informatica. “I believe this decision positions us to gain further leverage from our future growth opportunity.”

     As a result of the headquarters relocation plan, the company will also incur a restructuring charge of approximately $10 million in the third quarter of 2004. This charge is a result of a change in estimates related to the 2001 restructuring charge for a portion of the office space to be vacated at the company’s current headquarters.

     Informatica will discuss this restructuring and associated third quarter 2004 and fourth quarter 2004 charges on its scheduled third quarter earnings conference call on October 19, 2004.

About Informatica

     Informatica Corporation (NASDAQ: INFA) is a leading provider of data integration software. Using Informatica products, companies can access, integrate, visualize, and audit their enterprise information assets to help improve business performance, increase customer profitability, streamline supply chain operations and proactively manage regulatory compliance.

More than 2,000 companies worldwide rely on Informatica for their end-to-end enterprise data integration needs. For more information, call 650-385-5000 (1-800-970-1179 in the U.S.), or visit www.informatica.com.

     This press release contains forward-looking statements regarding the company’s plans to relocate its headquarters-based personnel, the timing of such relocation, and estimates of associated facilities restructuring charges. Informatica’s intentions and expectations with regard to the foregoing may be affected by a number of factors that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include possible delays for completing the relocation, Informatica’s ability to sublease the current office space, the timing and adequacy of the restructuring and similar charges as compared to actual cash expenditures, and the effect of general business and market conditions, including the real estate market in the San Francisco Bay Area. Further risks are detailed from time to time in Informatica’s SEC reports, including its Form 10-K Report and Form 10-Q filings. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date, and Informatica undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date they were made.

###

     Note: Informatica is a registered trademark of Informatica Corporation in the United States and in jurisdictions throughout the world. All other company and product names may be trade names or trademarks of their respective owners.